Exhibit 23

Consent of Independent Registered Public Accounting Firm

Synergy Pharmaceuticals Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-163316, 333-177730 and 333-182271) of Synergy Pharmaceuticals Inc. and Subsidiaries (a development stage company) (the “Company”) of our reports dated March 18, 2013, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting which appears in this Form 10-K. Our report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
New York, New York
March 18, 2013